Exhibit 99.2

Catalyst Biosciences Announces Pricing of Public Offering of Common Stock

SOUTH SAN FRANCISCO, Calif., June 18, 2020 – Catalyst Biosciences, Inc. (NASDAQ:CBIO), today announced the pricing of an underwritten public offering of 4,615,384 shares of its common stock, offered at a price of $6.50 per share to the public. Additionally, Catalyst has granted the underwriters a 30-day option to purchase up to an additional 692,307 shares of its common stock. All of the shares in the offering are being offered by Catalyst. The offering is expected to close on or about June 22, 2020, subject to customary closing conditions.

The gross proceeds to Catalyst from this offering are expected to be approximately $30.0 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by Catalyst. This amount assumes no exercise of the underwriters’ option.

Catalyst anticipates using the net proceeds from this offering for general corporate purposes, which may include research and development activities in its complement program, clinical and manufacturing activities for marzeptacog alfa and dalcinonacog alfa, other research and development activities, capital expenditures, selling, general and administrative costs, facilities expansion, and to meet working capital needs.

Raymond James & Associates, Inc. is acting as the sole book-running manager, National Securities Corporation, a wholly-owned subsidiary of National Holdings, Inc. (Nasdaq NHLD), is acting as lead manager and LifeSci Capital LLC and JonesTrading Institutional Services LLC are acting as co-managers for the offering.

A “shelf” registration statement on Form S-3 (File No. 333-228970) relating to the public offering of the shares of common stock described above was previously filed with and declared effective by the Securities and Exchange Commission (SEC) on February 14, 2019. A preliminary prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available on the SEC’s web site at www.sec.gov. Copies of the preliminary prospectus supplement and accompanying prospectus, and when available, copies of the final prospectus supplement and accompanying prospectus may also be obtained from Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, Florida 33716, by telephone at (800) 248-8863, by e-mail at prospectus@raymondjames.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Catalyst Biosciences

Catalyst is a research and clinical development biopharmaceutical company focused on addressing unmet needs in rare hematologic and systemic complement-mediated disorders. Our protease engineering platform includes development programs in hemophilia, a research program on subcutaneous (SQ) systemic complement inhibitors and a partnered preclinical development program with Biogen for dry age-related macular degeneration (AMD). One of our key competitive advantages is that the product candidates generated by our protease engineering platform have improved functionality and potency. These characteristics allow for improved dosing of our candidates including SQ systemic administration of recombinant coagulation factors and complement inhibitors, low-dose, high activity gene therapy constructs, and less frequently dosed intravitreal therapeutics. Our most advanced asset, SQ MarzAA has successfully completed Phase 2 development in prophylaxis, significantly reducing the annualized bleed rate (ABR) in individuals with Hemophilia A or B with inhibitors. Following regulatory guidance from the U.S. Food and Drug Administration and European Medicines Agency, we recently announced the design of a Phase 3 registration study that is planned for late 2020. Subcutaneous dalcinonacog alfa (DalcA) is being developed for the treatment of Hemophilia B and has demonstrated efficacy and safety in a Phase 2b clinical trial. We have a discovery stage Factor IX gene therapy construct—CB 2679d-GT—for Hemophilia B, that has demonstrated superiority compared with the Padua variant in preclinical models. Finally, we have a global license and collaboration agreement with Biogen for the development and commercialization of anti-complement Factor 3 (C3) pegylated CB 2782 for the potential treatment of geographic atrophy-associated dry AMD.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements pertaining to Catalyst’s expectations regarding the expected gross proceeds from the offering, the timing of completion of the offering and expected use of proceeds described in this press release constitute forward-looking statements. All statements, other than statement of historical facts (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) are forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Catalyst makes, including, but not limited to, uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering and other risks described in the “Risk Factors” sections of Catalyst’s most recent annual report filed with the SEC on February 20, 2020, quarterly report filed with the SEC on May 11, 2020, the prospectus supplement related to the public offering and in other filings with the SEC. Catalyst does not assume any obligation to update any forward-looking statements, except as required by law.

Contact:

Ana Kapor

Catalyst Biosciences, Inc.

investors@catbio.com